SECURITIES AND EXCHANGE COMMISSION

                     Washington, D. C.   20549

                          ______________

                             FORM 8-K

                          CURRENT REPORT

              Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934



Date of Report (Date of earliest event reported) January 12, 1998


             CENTRAL VERMONT PUBLIC SERVICE CORPORATION
       (Exact name of registrant as specified in its charter)


     Vermont                  1-8222          03-0111290
(State of other jurisdic-  (Commission      (IRS Employer
 tion of incorporation)     File Number)     Identification No.)


   77 Grove Street, Rutland, Vermont                    05701
(Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code (802) 773-2711


                              N/A
(Former name or former address, if changed since last report)

Item 5.  Other Events.

     In an Order dated December 31, 1997 in Connecticut Valley's Fuel Adjustment Clause (FAC) and Purchased Power Cost Adjustment
(PPCA) docket, the NHPUC found Connecticut Valley acted imprudently by not terminating the wholesale contract between Connecticut Valley and the Company, notwithstanding the stays of its February 28, 1997 restructuring Orders. The NHPUC Order further directed Connecticut Valley to freeze its current FAC and PPCA rates (other than short term rates to be paid to certain Qualifying Facilities) effective January 1, 1998, on a temporary basis, pending a hearing to determine: 1) the appropriate proxy for a market price that Connecticut Valley could have obtained if it had terminated its wholesale contract with CVPS; 2) the implications of allowing Connecticut Valley to pass on to its customers only that market price; and 3) whether the NHPUC's final determination on the FAC and PPCA rates should be reconciled back to January 1, 1998 or some other date.

     On January 12, 1998, Connecticut Valley filed a motion for rehearing alleging, among other things, that the NHPUC failed to adequately notify Connecticut Valley of the NHPUC's intent to consider the issues that were addressed during the December 17, 1997 hearing and ultimately were ruled on in Order No. 22,815. Connecticut Valley claimed that the NHPUC provided "insufficient notice of an evidentiary hearing on prudence." Connecticut Valley also claimed (a) the NHPUC exceeded its jurisdiction by using the FAC/PPCA proceeding to advance its restructuring agenda, (b) the NHPUC's prudence determination is preempted by Federal law, and (c) the NHPUC made an imprudence finding without basic findings of fact or sufficient record evidence.

     On January 19, 1998, Connecticut Valley and the Company filed with the Federal District Court for a temporary restraining order to maintain the status quo ante by staying NHPUC Order
No. 22,815 and preventing the NHPUC from taking any action that
(i) compromises cost-based rate making for Connecticut Valley or otherwise seeks to impose market price-based rate making on Connecticut Valley; (ii) interferes with the FERC's exclusive jurisdiction over the Company's pending application to recover wholesale stranded costs upon termination of its wholesale power contract with Connecticut Valley; or (iii) prevents Connecticut
Valley from recovering through retail rates the stranded costs and purchased power costs that it incurs pursuant to its FERC-authorized wholesale rate schedule with the Company. The Federal
Court has not yet ruled on the Company's filing.

     On January 20, 1998, the NHPUC issued Order No.22,838 which declined the request to increase FAC and PPCA rates retroactive to January 1, 1998. All other requests for relief in Connecticut Valley's motion for rehearing were denied. The NHPUC did expand the scope of its hearing to take evidence regarding the prudence of Connecticut Valley's decision to not unilaterally terminate the wholesale power contract between Connecticut Valley and the Company. On February 23, 1998, the NHPUC announced from the bench that it reaffirmed its finding of imprudence and would designate a proxy market price for power at 4 cents per kwh in lieu of the actual amounts arising pursuant to the wholesale power contract with the Company. In addition, the NHPUC indicated that it would permit Connecticut Valley to maintain its current rates pending a decision in Connecticut Valley's appeal of the NHPUC Order to the New Hampshire Supreme Court, provided Connecticut Valley can provide financial assurance that it will be able to satisfy any ultimate refund obligation. The Company is awaiting the issuance of the NHPUC's written order.

     Based on the December 31, 1997 NHPUC Order as well as the NHPUC's February 23, 1998 announcement from the bench, which results in the establishment of Connecticut Valley's rates on a non cost-of-service basis, Connecticut Valley no longer qualifies, as of December 31, 1997, for the application of Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation." As a result, Connecticut Valley wrote-off all of its regulatory assets associated with its New Hampshire retail business for the year ended December 31, 1997. This write-off amounted to approximately $1.2 million on a pre-tax basis. In addition, Connecticut Valley recorded a $5.5 million pre-tax loss as of December 31, 1997 under SFAS No. 5, "Accounting for Contingencies," representing Connecticut Valley's estimated loss on power contracts for the twelve months following December 31, 1997. The Company expects but cannot be certain that it will be able to recover these costs beginning in 1999.

     These write-offs result in a violation of certain financial covenants associated with Connecticut Valley's loan with Citizens Bank of New Hampshire. This loan with an outstanding balance of $3.75 million will be in default 30 days after notice from the bank of the violation of certain financial covenants unless the default is otherwise cured or waived. The notice has not yet been tendered by the bank. Under a default, the bank has the right to accelerate the repayment of the outstanding loans. Connecticut Valley has outstanding long-term debt of $3.75 million as well as $.25 million of short-term debt currently outstanding under the committed line of credit with Citizens Bank. A default in the $3.75 million loan would also cause a cross default of the $.25 million of short-term debt outstanding. If these loans go into default, there will be no cross defaults of any of the company's or its other subsidiaries' loan agreements.

     On June 25, 1997, the Company filed with the FERC a notice of termination of its power supply contract with Connecticut Valley, conditional upon the Company's request to impose a surcharge on the Company's transmission tariff to recover the stranded costs that would result from the termination of its contract with Connecticut Valley. The amount requested was $44.9 million plus interest at the prime rate to be recovered over a ten-year period. In its Order dated December 18, 1997 in Docket No. ER97-3435-000, the FERC rejected the Company's proposed stranded cost surcharge mechanism but indicated that it would consider an exit fee mechanism for collecting stranded costs. The FERC also rejected the Company's arguments concerning the applicability of stated FERC policies regarding retail stranded costs, multi-state regulatory gaps and the implications of state restructuring initiatives. The Company has filed a motion seeking rehearing of the FERC's December 18, 1997 Order. In addition, and in accordance with the December 18, 1997 FERC Order, on January 12, 1998 the Company filed a request with the FERC for an exit fee mechanism to collect $44.9 million in a lump sum, or in installments with interest at the prime rate over a ten-year period, to cover the stranded costs resulting from the cancellation of Connecticut Valley's power contract with the Company.

     If the Company is unable to obtain an order authorizing the full recovery amount of the exit fee, or other appropriate mechanism, the Company would be required to recognize a loss under SFAS No. 5 totaling approximately $75.0 million on a pre-tax basis. Furthermore, the Company would be required to write-off approximately $4.0 million in regulatory assets associated with its wholesale business under SFAS No. 71 on a pre-tax basis. Conversely, even if the Company obtains a FERC order authorizing the requested exit fee, Connecticut Valley would be required to recognize a loss under SFAS No. 5 of approximately $40.0 million on a pre-tax basis unless Connecticut Valley has obtained an order by the NHPUC or other appropriate body directing the recovery of those costs in Connecticut Valley's retail rates. Either of these reasonably possible outcomes could occur during calendar year 1998.

                           SIGNATURE





     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


             CENTRAL VERMONT PUBLIC SERVICE CORPORATION


             BY /s/  James M. Pennington
                James M. Pennington, Vice President and
                Controller and Principal Accounting Officer

March 2, 1998